Exhibit 2.1

AMENDMENT NO. 2 TO

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Amendment”) is made as of this 9th day of May, 2022 (the “Amendment Effective Date”) by and between Vaccitech PLC, a corporation organized under the laws of England and Wales (“Acquirer”), and Benjamin Eisler, an individual (the “Securityholder Agent”), in his capacity as the Securityholder Agent under the Merger Agreement (as defined below), to amend that certain Agreement and Plan of Merger and Reorganization, dated as of December 9, 2021, by and among Acquirer, VA Merger Sub 1 Inc., VA Merger Sub 2 Inc., Avidea Technologies, Inc. and the Securityholder Agent, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger and Reorganization, made as of March 11, 2022 (the “Merger Agreement”).  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

WHEREAS, on the terms and subject to the conditions hereof, Acquirer and the Securityholder Agent desire to amend the Merger Agreement, effective as of the Amendment Effective Date; and

WHEREAS, the Merger Agreement may be amended after the Closing pursuant to Section 8.3 thereof by execution of an instrument in writing signed by Acquirer and the Securityholder Agent.

NOW, THEREFORE, in consideration for the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows effective as of the Amendment Effective Date:

1.Amendment of Section 1.7(b) (Company Net Working Capital Adjustment).  Section 1.7(b) (Company Net Working Capital Adjustment) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(b) On or before the earlier of (x) the date that is 10 days after the finalization of the Licensor Fees or (y) September 6, 2022, Acquirer shall deliver to the Securityholder Agent a certificate executed by an authorized officer of Acquirer and setting forth in reasonable detail Acquirer’s good faith calculation of (i) the amount of Closing Cash, (ii) the amount of Closing Debt, (iii) the amount of Transaction Expenses, (iv) the amount of Company Net Working Capital, and (v) the amount of Adjusted Closing Cash Consideration determined on the basis of the foregoing amounts and such other amounts included in the definition of Adjusted Closing Cash Consideration (the “Adjustment Calculations,” and such certificate, the “Adjustment Notice”), in each case together with supporting documentation, information and calculations therefor.”

2.Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law that would refer a matter to a different jurisdiction.

3.Counterparts.  This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood and agreed that all parties hereto need not sign the same counterpart.  The delivery by facsimile or by electronic delivery in PDF format (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) of this Amendment with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein.  All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Amendment.

4.Titles and Subtitles.  The titles and subtitles used in this Amendment are used for convenience only and are not to be considered in construing or interpreting this Amendment.

5.Entire Agreement.  The Merger Agreement, as supplemented and modified by this Amendment, and the documents and instruments and other agreements specifically referred to in the Merger Agreement or delivered pursuant thereto, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

6.Remaining Provisions of the Agreement.  Except as provided herein, all provisions of the Merger Agreement shall remain in full force and effect without modification.

7.References.  Upon the effectiveness of this Amendment, on and after the Amendment Effective Date each reference in the Merger Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Merger Agreement, as amended by this Amendment.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to Agreement and Plan of Merger and Reorganization as of the date first written above.

ACQUIRER:

VACCITECH PLC

By:	/s/ William Enright

Name:	William Enright

Title:	Chief Executive Officer and Director

SECURITYHOLDER AGENT:

/s/ Benjamin Eisler
Benjamin Eisler

[Signature Page to Amendment No. 2 to Agreement and Plan of Merger and Reorganization]